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                                                                       Exhibit 5

                       PORTER, WRIGHT, MORRIS & ARTHUR LLP
                              41 South High Street
                              Columbus, Ohio 43215
                            Telephone: (614)227-2000
                               Fax: (614)227-2100


                                August 15, 2000

Acorn Products, Inc.
390 Dublin Avenue
Columbus, Ohio  43215

         Re:      Registration Statement on Form S-8
                  Acorn Products, Inc. Amended and Restated 1997 Stock Incentive Plan (the "Plan")

Gentlemen:

         We have acted as counsel for Acorn Products, Inc., a Delaware corporation ("Acorn"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed by Acorn with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of an additional 270,000 shares of Acorn Common Stock, without par value (the "Shares"), to be issued under the Plan.

         In connection with this opinion, we have examined such corporate records, documents and other instruments of Acorn as we have deemed necessary.

         Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                      Very truly yours,

                                      /s/ Porter, Wright, Morris & Arthur LLP

                                      PORTER, WRIGHT, MORRIS & ARTHUR LLP